EXHIBIT 99.1

Steelcase to Webcast Presentation at Noble Investor Conference

GRAND RAPIDS, Mich., June 25, 2024 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) announces that Dave Sylvester, Senior Vice President, Chief Financial Officer and Michael O’Meara, Director, Investor Relations and Financial Planning & Analysis, will be presenting at the Noble Capital Markets’ Consumer, Communications, Media, and Technology Emerging Growth Virtual Equity Conference on June 26, 2024.  The presentation is scheduled for 3:00 p.m. ET and will be webcast.  Scheduled 1x1 meetings are also available for registered, qualified investor attendees.

Attendees interested in viewing the live presentation can register for this event, at no cost, here: Virtual Equity Conference Registration. A link to the webcast, along with the supporting presentation materials, will be available at the company’s website at ir.steelcase.com and on Channelchek at www.channelchek.com the investor portal created by Noble.

About Steelcase Inc.

Established in 1912, Steelcase is a global design, research and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 30 creative and technology partner brands, we design and manufacture innovative furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2024 revenue of $3.2 billion. With our 11,300 global employees and dealer community, we come together for people and the planet — using our business to help the world work better.

Source: Steelcase
SC-GR

Investor Contact:	Media Contact:
Mike O’Meara	Brodie Bertrand
Investor Relations	Corporate Communications
ir@steelcase.com	communications@steelcase.com